Exhibit 99.1

A4S Security Moves to Change Name to
“Security With Advanced Technology, Inc.”

Loveland, Colo., June 14, 2006, A4S Security, Inc. (NASDAQ and NYSE Arca: SWAT and SWATW), a leading provider of mobile digital video surveillance solutions, today announced that its Board of Directors has approved, subject to shareholder approval, changing the company name to Security With Advanced Technology, Inc. The name was chosen to avoid confusion in the marketplace and is designed to effectively tie our name to our stock symbol.

Tom Marinelli, CEO of A4S Security, commented: “We believe that the name ‘Security With Advanced Technology’ better describes the market opportunity afforded by our innovative technology and approach while better communicating the mission and strategic vision of our ShiftWatch brand to serve not only the current video market but also areas of security beyond mobile video. The new name also conveys our intention to diversify our business beyond our core law enforcement and transit markets and explore additional markets within the Homeland Security market space, both domestically and internationally.”

The name change will require an amendment to the Articles of Incorporation that will be voted on at the upcoming 2006 shareholder meeting. The name change will also require a change in the trading CUSIP number of the company and then an exchange of all stock certificates for new ones reflecting the name and CUSIP changes.

About A4S Security, Inc.

A4S Security, Inc. develops and markets the ShiftWatch® product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. The company’s full motion, high resolution video system utilizes patent pending video streaming technology and GPS synchronization capabilities to provide agencies with data security and reliability. The company’s open, standards based architecture, facilitates interoperability, easing management of the information and communication complexities and leveraging customers’ investment in the future.

For additional information about A4S Security and ShiftWatch solutions, call 1-888-825-0247 or visit www.shiftwatch.com.

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including achieving substantial increases in sales of the Company’s products, technological developments and adverse changes in market conditions. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.

CONTACT: Investor Relations Todd Kehrli or Jim Byers MKR Group, LLC (818) 556-3700 ir@mkr-group.com	Media Pat O' Connor A4S Security, Inc. (970) 461-0071 ext. 134 poconnor@shiftwatch.com

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